Exhibit 99.1

Contact:
At The Company:
Robert McNally
404.727.0971 or rmcnally@geovax.com

At Financial Relations Board:
Leslie Loyet
Investor Relations
312.640.6672 or lloyet@mww.com

Nikki Snodgrass
Media Relations
312.640.6732 or nsnodgrass@mww.com

FOR IMMEDIATE RELEASE
MONDAY, SEPTEMBER 21, 2009

GEOVAX LABS REQUESTS PRE-IND MEETING WITH FDA
Protocol Submitted for Phase 1 Therapeutic HIV/AIDS Vaccine Trial

ATLANTA — September 21, 2009 — GeoVax Labs, Inc. (OTC BB: GOVX) (the “Company”), an Atlanta-based, biopharmaceutical company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, today announced that it has requested a pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA) to discuss a proposed IND for GeoVax’s therapeutic vaccine as a treatment for individuals infected with HIV/AIDS.

HIV affects the entire globe and comes in a variety of subtypes. Clade B is the predominant subtype in North America, where there are roughly 60,000 new infections each year. Globally, there are about 2.5 million AIDS infections per year, most primarily involving subtypes AG, B, and C. In 2007, UNAIDS reported 1.3 million people living with AIDS in North America and 33.2 million people living with AIDS worldwide.

“This pre-IND meeting with the FDA is a significant step toward meeting the needs of those individuals currently infected with HIV/AIDS. The FDA has 60 days from our submission to review our proposal and respond with questions or comments,” stated Robert McNally, Ph.D., president and chief executive officer. “The need for a HIV/AIDS vaccine is clear, based on the continued increase of new infections in the United States, despite years of education and preventative measures. Current costs for oral medications and the numerous side effects of these drugs give further urgency to the need for a therapeutic vaccine,” noted Dr. McNally.

A new IND with the FDA is required since this will be the first time the GeoVax vaccine will be used for a therapeutic application. The Phase 1 therapeutic protocol stresses safety parameters to minimize any risk to the volunteers. The protocol, conceived with collaboration from ARCA (AIDS Research Consortium of Atlanta), has specific objectives to optimize safety while evaluating the ability for the vaccine to elicit protective immune responses in vaccinated participants. The proposed trial is based on the achievement of excellent post vaccine viral control in animal trials conducted in recently infected non-human primates at the Yerkes National Primate Research Center, affiliated with Emory University. The proposed human trial follows the precedents set in the preclinical animal trials and is a critical step towards developing a therapeutic vaccine for HIV-1 infected humans.

Submission of a request to the FDA for a pre-IND meeting is the first step in a process that is expected to take a number of months to complete. Commencement of the trial is targeted for the first quarter of 2010.

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About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person become infected. GeoVax AIDS vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus).

GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Senior V.P. of Research and Development, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.

GeoVax’s AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $17 million IPCAVD grant awarded in late 2007.

Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.

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